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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2016

JPX GLOBAL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54793	26-2801338
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

9864 E Grand River, Ste 110-301 Brighton, Michigan	48116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (780) 349-1755

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On October 17, 2016, Joseph Caywood, the Vice-President of Operations and shareholder of JPX Global, Inc. (the “Company”), entered into that certain Equipment Sale and Installation Agreement (the “Agreement”) attached hereto as Exhibit 2.1, with International Environmental Technologies, Inc., a Kentucky corporation (“IET”) to provide and install certain patented equipment and technology for waste gasification (the “Equipment”) at the Company’s facilities in Rosarito, Mexico for the benefit of the Company and its Mexican operating partner, Tratamientos Ambientales Scorpion S.A. de C.V. ("TAS"). Mr. Caywood is personally liable for the contract, but this Agreement may be assigned to the Company or TAS. The Company and TAS are developing a hazardous waste storage, disposal, and recycling site in Rosarito, Mexico. The Company retains 80% of the net revenues from the project and must pay 20% of the future net revenues to TAS. Pursuant to the terms of the Agreement, Mr. Caywood contracted to purchase the Equipment for an aggregate of $29,000,000 in six payments as follows:

1.	The first payment (10% of the purchase price) $2,900,000 shall be paid to IET within (5) days upon the release of funds from the lender, IET will use these funds as a mobilization fee and during the next 60 days after receiving this payment, IET will submit all plans and engineering to purchaser for final review and approval. After the final engineering and plans are received by purchaser, the purchaser will have 10 days to review all plans and to either approve or request in writing any changes or clarification to said plans.

(Note: on the date that IET’S final plans are approved by the purchaser, IET will begin to reference that date for scheduling purposes and reference it as day 1 of the projects construction.

2.	The second payment of $7,250,000. (25% of the Purchase Price) shall be paid to IET upon Mr. Caywood’s certification and acceptance of the shop drawings and other engineering work relating to the installation of the Equipment. This payment will be due to IET 70 Days from the day of the initial funding of 10% is received. (or proportionally earlier if purchaser approvals plan sooner than the allotted schedule above) IET will apply this payment towards all materials and to commence with the construction of the plant at the Tulsa facility, as well as for deploying a team of IET engineers and workers to assist with the purchaser’s site preparations.

3.	The third payment of $7,250,000 (25% of the Purchase Price) shall be paid to IET 160 days from day 1 IET's will delivery to Mr. Caywood a certification that the erection of the steel framework of the plant has been completed, and initial testing of the plant shall commence at the Tulsa facility.

4.	The fourth payment of $5,800,000 (20%) of the purchase price) shall be paid to IET 205 Days from day 1 and upon the final check out, testing and approval of the plants operation by Mr. Caywood. This testing and inspection will take place at the Tulsa factory. At the time of approval, IET will initiate the disassembling of the plant and commence with the shipping of the plant to the purchasers site.

5.	The fifth Payment of $2,900,000 (10% of the purchase price) shall be paid to IET 235 Days from day 1 and upon additional Engineers and the equipment’s initial arrival at the Rosarito, Mexico site.

6.	The sixth and final payment of $2,900,000 (10% of the purchase price) shall be paid to IET 295 Days from day 1 and upon the time that the systems operational abilities commence as contracted, at the site in Rosarito, Mexico.

Item 9.01 Exhibits

Exhibit No.	Description
2.1	Equipment Sale and Installation Agreement between Joseph Caywood and International Environmental Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPX Global, Inc.

Date: October 18, 2016	By: /s/ James P. Foran
James P. Foran
Chief Executive Officer